Exhibit 11

                       Cincinnati Milacron Inc. and Subsidiaries
                           Computation of Earnings Per Share
                                      (Unaudited)

                                         (In thousands, except per-share amounts)

                                            12 Weeks Ended         24 Weeks Ended
                                         -------------------     ------------------
                                         June 18,    June 19,    June 18,   June 19,
                                           1994        1993        1994      1993
                                         -------     -------     -------   --------
Net earnings (loss) . . . . . . . . . .  $ 7,879     $ 1,740     $12,863   $(46,770)
Less preferred dividends. . . . . . . .      (60)        (60)       (120)      (120)
                                         -------     -------     -------   --------
  Net earnings (loss) available
    to common shareholders. . . . . . .  $ 7,819     $ 1,680     $12,743   $(46,890)
                                         =======     =======     =======   ========

Primary
  Average number of shares
    outstanding . . . . . . . . . . . .   33,632      32,192      33,592     29,565
  Add dilutive effect of
    stock options based on
    treasury stock method . . . . . . .      357         635         410        868
                                         -------     -------     -------   --------
    Total . . . . . . . . . . . . . . .   33,989      32,827      34,002     30,433
                                         =======     =======     =======   ========
       Per share amount . . . . . . . .  $   .23     $   .05     $   .37   $  (1.54)
                                         =======     =======     =======   ========

Fully diluted (a)
  Average number of shares
    outstanding . . . . . . . . . . . .   33,632      32,192      33,592
  Add dilutive effect of stock
    options based on treasury
    stock method. . . . . . . . . . . .      383         635         430
                                         -------     -------     -------
    Total . . . . . . . . . . . . . . .   34,015      32,827      34,022
                                         =======     =======     =======
       Per share amount . . . . . . . .  $   .23     $   .05     $   .37
                                         =======     =======     =======

(a) Fully diluted earnings per common share is not presented for the 24 weeks ended June 19, 1993 because the effect would be anti-dilutive.


Note: This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.